Exhibit 99.1

Stock Yards Bancorp Raises Its Quarterly Cash Dividend to $0.21 Per Share, Marking the 11th Increase since the Beginning of 2012

LOUISVILLE, Ky.--(BUSINESS WIRE)--November 22, 2017--Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today announced that its Board of Directors has increased the Company's quarterly cash dividend $0.01 or 5% to $0.21 per common share. The new rate will go into effect with the next payment on December 29, 2017, to stockholders of record as of December 11, 2017.

Commenting on the announcement, David Heintzman, Chairman and Chief Executive Officer, said, "We are pleased to announce another substantial increase in our dividend rate as part of our efforts to steadily grow cash payments to stockholders, maximize returns for our investors and allow our stockholders to participate more directly in the Company's progress. This pattern of regular and reliable dividend growth has been made possible by the continued strong financial performance of the Company and its solid capital position. With today's announcement, Stock Yards Bancorp has now raised its quarterly dividend rate a total of 11 times since the beginning of 2012, including two increases during each of the past four years, resulting in a cumulative increase of 75% over a five-year period."

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $3.2 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT. For more information about Stock Yards Bancorp, visit the Company's website at www.syb.com.

CONTACT:
Stock Yards Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President and Chief Financial Officer